                                                                   Exhibit 10.20


                                         Real Estate Purchase Contract
                                     Industrial - Investment - Commercial
                                   Adopted by the Columbus Board of REALTORS

                                      It is recommended that all parties
                                be represented by legal counsel and a Realtor.

                                                              December 18 , 1997

1. PROPERTY DESCRIPTION: the undersigned Buyer offers to purchase from the Seller through Broker(s), the following described real estate including, without limitation, all improvements, fixtures, appurtenant rights privileges, and easements located in the County of Franklin , the State of Ohio known as: 5501 Frantz Road, Dublin, Ohio 43017 -- a 5.766 acre site improved with a three-story office building of approximately 39,500 square feet.

2. PRICE AND TERMS: The purchase price is See Addendum attached hereto for purchase price, Buyer's contingencies and additional terms. Dollars ($________) payable as follows: _____________________________________.

3.   CONTINGINCIES:
     (A) Environmental Inspection: (This paragraph 3 (a) not applicable in number of days not inserted.) Within ________ days after the acceptance hereof, Seller agrees to permit the Buyer, Buyer's lender and the qualified, professional environmental consultant of either of them to enter the premises to conduct, at the expense of the Buyer, an environmental site assessment. Buyer agrees to indemnify and hold Seller harmless from any injury or damage caused by such inspection. If such assessment if obtained and the consultant recommends further inspection to determine the extent of suspected contamination or recommends remedial action, the Buyer, at Buyer's option, may notify the Seller in writing, within the above specified period, that the contract is null and void.

     (B) Property Inspection: (This paragraph 3 (b) not applicable if number of days not inserted.) Buyer, at Buyer's expense, shall have ________ days after the acceptance hereof to have the property and all improvements, fixtures and equipment inspected. Seller shall cooperate in making the property reasonably available for such inspection(s). Buyer agrees to indemnify and hold Seller harmless from any injury or damage caused by such inspection(s). If Buyer is not, in good faith, satisfied with the condition of the property as disclosed by such inspection(s), Buyer may terminate this contract by delivering written notice of such termination to Seller, along with a written copy of such inspection report(s), within the time period specified above, such notice and report(s) shall specify the unsatisfactory conditions. Failure of Buyer to so deliver written notice and copy of inspection report(s) within such time period shall constitute a waiver of Buyer's right to terminate pursuant to this provision.

     (C) Other contingincies: See Addendum attached hereto for purchase price, Buyer's contingencies and additional terms.

4. POSSESSION: Possession shall be given, subject to tenants' rights as tenants, upon closing.

5. RENTALS AND OTHER PRORATIONS AND SECURITY DEPOSITS: SEE ADDENDUM ATTACHED HERETO.

6. FIXTURES AND EQUIPMENT: The consideration shall include all fixtures owned by Seller including, but not limited to: built-in appliances, heating, ventilating, air conditioning (HVAC) and humidifying equipment and their control apparatus; stationary tubs; pumps; water softening equipment; roof antennae; attached wall-to-wall carpeting and attached floor coverings, curtain rods and window coverings including draperies and curtains; attached mirrors; light, bathroom and lavatory fixtures; storm and screen doors and windows, awnings, blinds and window air conditioners, whether now in or on the premises or in storage; garage door openers and controls; attached fireplace equipment; security systems and controls; smoke alarms; satellite TV reception system and components; all exterior plants and trees; and the following: (None if left blank)
     _______________________________________.

7. DAMAGE OR DESTRUCTION OF PROPERTY: Risk of physical loss to the real estate and improvements shall be borne by Seller until closing, provided that if any property covered by this contract shall be substantially damaged or destroyed before this transaction is closed, Buyer may (a) proceed with the transaction and be entitled to all insurance money, if any, payable to Seller under all policies covering the property, or (b) rescind the contract and thereby release all parties from liability hereunder by giving written notice to Seller and Broker within ten (10) days after Buyer has written notice of such damage or destruction. Failure by Buyer to so notify Seller and Broker shall constitute an election to proceed with the transaction.

8. CONDITION OF IMPROVEMENTS: Seller agrees that upon delivery of deed, the improvements constituting part of the real estate shall be in the same condition as they are on the date of this offer, reasonable wear and tear expected.

9. EVIDENCE OF TITLE: Seller shall furnish and pay for an owner's title insurance commitment and policy [ALTA Form B (1992 REV. 10-17-92)] in the amount of the purchase price. The title evidence shall be certified to within thirty (30) days prior to closing with endorsement not before 8 a.m. on the business day prior to the date of closing, all in accordance with the standards of the Columbus Bar Association, and shall show in Seller marketable title in fee simple free and clear of all liens and encumbrances except: (a) those created by or assumed by Buyer; (b) those specifically set forth in this contract; (c) zoning ordinances; (d) legal highway; and
     (e) covenants, restrictions, conditions and easements of record that do not unreasonably interfere with present lawful use. Buyer shall pay any additional costs incurred in connection with mortgage title insurance issued for the protection of Buyer's lender. If Buyer desires a survey, Buyer shall pay the cost thereof. If title to all or part of real estate in unmarketable, as determined by Ohio law with reference to the Ohio State Bar Association's Standards of Title Examination, or is subject to liens, encumbrances, easements, conditions, restrictions or encroachments other than those excepted in this contract, Seller shall, within thirty (30) days after a written notice thereof, remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment or obtain title insurance without exception thereof. In the event Seller is unable to remedy to insure against the defect within the thirty (30) day period, the Buyer may declare this contract null and void. At closing, Seller shall sign an affidavit with respect to off-record title matters in accordance with the community custom.

10. CONVEYANCE AND CLOSING: At closing, Seller shall pay transfer taxes and deed preparation and shall convey, at closing, marketable title (as described in paragraph 9) to the real estate by deed of general warranty (or appropriate fiduciary deed if Seller is a fiduciary) in fee simple, with release of dower, if any. The date of closing shall be: December 29, 1997.

11. TAXES AND ASSESSMENTS: With regard to further assessments, Seller warrants that, as of the acceptance hereof, no improvements or services to the site or area have been installed or furnished that would result in the costs being assessed against the real estate, and no written notification has been received by Seller from public authority or owner's association of future improvements that would result in costs being assessed against the real estate. Real estate taxes and assessments are subject to retroactive change by governmental authority. The real estate taxes for the property for the current tax year may changes as a result of the transfer or as a result of a change in the tax rate. SEE ADDENDUM ATTACHED HERETO.

12. BUYER'S EXAMINATION: BUYER IS RELYING SOLEY UPON HIS OWN EXAMINATION OF THE REAL ESTATE AND INSPECTIONS HEREIN REQUIRED, IF ANY, FOR ITS PHYSICAL CONDITION, CHARACTER, AND SUITABILITY FOR BUYER'S INTENDED USE AND IS NOT RELYING UPON ANY REPRESENTATIONS BY THE BROKER(S), EXCEPT FOR THOSE MADE BY BROKER(S) DIRECTLY TO THE BUYER IN WRITING.

13. INDEMNITY: Seller agrees to defend, indemnify and hold harmless Broker(s), and their agents and employees for any cost or liability that may be incurred by or imposed on Broker(s) for any breach by Seller of any representation of warranty or for any misrepresentation or concealment of fact by Seller in connection with the property.

14. ENVIRONMENTAL DISCLAIMER BY BROKER: Buyer and Seller acknowledge that Broker(s) have made no independent investigation to determine whether hazardous materials exist in, on or about the property. Buyer and Seller understand that any such determination requires the expertise of a specialist in hazardous materials, the retaining of which is the responsibility of Buyer and/or Seller and not that of the Broker.

15. DEPOSIT: Buyer has deposited with the Broker the sum receipted for below, which shall be returned to Buyer, upon Buyer's request, if no contract shall have been entered into. Upon acceptance of this contract by both parties, Broker shall deposit such amount in its non-interest-bearing trust account to be disbursed, subject to collection by Broker's depository, as follows: (a) deposit shall be applied on purchase price or returned to Buyer when transaction is closed; (b) if Seller fails or refuses to perform, or any contingency is not satisfied or waived, the deposit shall be returned; (c) if Buyer fails or refuses to perform, this deposit shall be paid to Seller. If the parties are unable to agree upon the disposition of the deposit, then upon the request of either Buyer or Seller for the return or payment of the deposit, the Broker holding the deposit shall give written notice to the other party of such request, and shall advise the other party that such deposit shall be returned or paid in accordance with such request unless the other party delivers written objection thereto within 20 days after receipt of such notice. If the Broker does not receive any written objection within such 20-day period, then the Broker shall return or pay such deposit in accordance with such request. If the other party objects in writing within such 20-day period, Broker shall retain the deposit until (i) Buyer and Seller have settled the dispute; (ii) disposition has been ordered by a final court order; or (iii) Broker deposits said amount with a court pursuant to applicable court procedures. The return or payment of such deposit shall not in any way prejudice the rights of Seller, Buyer or Broker(s) in any action for damages or specific performance.

16. MISCELLANEOUS: This contract constitutes the entire agreement and no oral or implied agreement exists. Any amendments to this contract shall be in writing, signed by Buyer(s) and Seller(s) and copies provided to them. This contract shall be binding upon the parties, their heirs, administrators, executors, successors and assigns. If this contract involves seller financing, it may not be assigned. Time is of the essence of all provisions of this contract. All provisions of this contract shall survive the closing. In compliance with fair housing laws, no party shall in any manner discriminate against any Buyer or Buyers because of race, color, religion, sex, familial status, handicap or national origin. Paragraph captions are for identification only and are not part of this contract.

17. EXPIRATION AND ACCEPTANCE: This offer shall remain open for acceptance until 6:00 p.m. Columbus, Ohio time on December 19, 1997, and a signed copy shall be returned to all parties upon acceptance.

18. BROKER'S FEE: Seller shall pay a brokerage fee of $0.00 of the purchase price in connection with this transaction, payable at closing. Seller and Broker acknowledge that there are no other Broker(s) involved in this transaction except as follows:



Buyer hereby makes the foregoing offer this 18th day of December 1997. BORROR REALTY COMPANY


By: */S/ Randolph B. Robert
    --------------------------------          --------------------------------
    Buyer                                     Buyer

Address:  5501 Frantz Road                    Phone
          Dublin, Ohio 43017                       ---------------------------


Deed to:  Borror Realty Company


--------------------------------------------------------------------------------
Name of Buyer's Attorney



Seller agrees to and accepts the foregoing offer this 18th day of December 1997.

DOMINON HOMES, INC.


By: */S/ Robert A. Meyer, Jr.
    --------------------------------          --------------------------------
    Seller                                    Seller

Address:  5501 Frantz Road                    Phone
          Dublin, Ohio 43017                       ---------------------------


--------------------------------------------------------------------------------
Name of Seller's Attorney


NOTE: AGENCY DISCLOSURE STATEMENT: Buyer and Seller acknowledge having reviewed and signed the attached Agency Disclosure Statement as required by Ohio law.


ALL PARTIES TO THIS CONTRACT MUST BE PROVIDED WITH A COPY.

Broker acknowledges receipt of the sum $0.00 by cash/check, which shall be held, deposited and disbursed pursuant to paragraph 15 above.

By:
   ----------------------------------------------------------------------------

                           ADDENDUM TO SALE CONTRACT
                 DOMINION HOMES, INC. CORPORATE OFFICE BUILDING


This Addendum is made to the sale contract between Borror Realty Company ("Buyer") and Dominion Homes, Inc. ("Seller"). Buyer and Seller agree as follows:


     1. Price and Terms. The purchase price is Three Million Nine Hundred Fifty Thousand Dollars ($3,950,000.00), less the current principal amount of the existing first mortgage to State Farm Insurance Company, which Buyer will assume, and less a closing credit of Two Hundred Thousand Dollars ($200,000.00) for repairs to the roof and sidewalks, and for expansion of the parking lot to be performed by and paid for by Buyer. If the actual cost of repairs and parking lot expansion is less than the $200,000.00 credit, the difference shall be returned to Seller. The referenced repairs and actual cost of repairs and parking lot expansion and the $200,000.00 credit shall be returned to the Seller by not later than May 1, 1998. The net purchase price shall be paid in cash at closing.


     2. Rentals and Other Prorations and Security Deposit. Existing rents, future rents from current tenants other than Seller, and security deposits shall be retained by Seller. Accordingly, there will be no prorations, including other expenses between the parties at closing.


     3. Taxes and Assessments. Seller as future tenant shall be solely responsible for payment of all recurring property taxes, special taxes, and assessments against the property. Accordingly, there shall be no proration of taxes and assessments between the parties at closing.



BORROR REALTY COMPANY                          DOMINION HOMES, INC.

By: */s/ RANDOLPH B. ROBERT                    By: */s/ ROBERT A. MEYER, JR.
    ----------------------------                   ----------------------------
    Randolph B. Robert                             Robert A. Meyer, Jr.
    Vice President                                 Senior Vice President